Exhibit 10.4

ATLANTIC EXPRESS TRANSPORTATION GROUP INC.
ATLANTIC EXPRESS TRANSPORTATION CORP.
7 North Street
Staten Island, New York 10302

As of April 1, 2006

Mr. Nathan Schlenker
357 Horning Road
Palaline Bridge, NY 13428

Dear Nat:

Reference is made to your Fourth Amended and Restated Employment Agreement, dated as of October 25, 2004, as amended by the letter dated March 1, 2005 (as amended, the “Agreement”).

By this letter agreement, in consideration of the mutual agreements and covenants contained herein, we hereby agree to amend the Agreement as follows:

1.             Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

1. EMPLOYMENT AND DUTIES

1.1. General. Commencing as of April15, 2006 (the “Effective Date”), the Company shall employ the Executive, and the Executive agrees to serve, as Chief Financial Officer of the Company, upon the terms and conditions herein contained during the Term (as defined below), and in such capacity the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board of Directors (the “Board”).

1.2. Exclusive Services. During the Term, the Executive shall devote his full-time working hours to his duties hereunder and shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder without the consent of the Board, provided, however, the Executive may work one day a week from his home office in Palaline Bridge, New York.

1.3. Term of Employment. The “Term” of Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate on December 31, 2007.

2.             Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2. SALARY

2.1. Base Salary. During the Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate equal to $335,833.68 per annum, payable monthly on or about the 15th day of each month in equal installments in accordance with the Company’s payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive’s annual Base Salary.

2.2 Increase in Base Salary. On November 1, 2006, the Executive’s Base Salary shall be increased by a percentage which shall equal the greater of 3% or the percentage increase in the consumer price index for the New York-Northern New Jersey-Long Island, NY-NJ-CT metropolitan area, as reported by the United States Department of Labor, for the 12-month period ended the immediately preceding October 31.

3.             The Agreement is hereby amended by adding new Sections 2.3 and 2.4 as follows:

2.3 Exit Bonus. (a) Upon the occurrence of a Change of Control at any time prior to December 31, 2010, the Company shall pay to the Executive a bonus (“Exit Bonus”) which shall be equal to the Fair Market Value (as of the date of such Change of Control) of such number of shares of common stock of the Company which, following the issuance of such shares, would equal 0.5% of all issued and outstanding shares of the Company’s common stock immediately following the Effective Date (the “Base Amount”). Except as otherwise provided herein, the Exit Bonus shall be payable in the same form of consideration as received by the shareholders of either Group or the Company upon such Change of Control. In the event the Executive’s employment is terminated (i) by the Company for Cause, (ii) by the Company for Permanent Disability, (iii) by the Executive without Good Reason or (iv) as a result of the death of the Executive, prior to December 1, 2006, the amount of the Exit Bonus shall equal 33.3% of the Base Amount. In the event of such a termination after December 1, 2006 and prior to December 1, 2007, the amount of the Exit Bonus shall equal 66.6% of the Base Amount. In the event the Executive’s employment is terminated by the Company Without Cause or the Executive terminates employment for Good Reason, the amount of the Exit Bonus shall be equal to the Base Amount.

(b)     In the event a Change of Control has not occurred prior to December 31, 2010, the Company shall pay the Executive the Exit Bonus in cash on January 1, 2011.

(c)     In the event the Company or Group during the Employment Term and prior to a Change of Control, shall adopt a stock option or restricted stock purchase or similar plan, the Executive within thirty (30) days following written notice of the adoption of such a plan, shall have the right, by delivery of written notice to the Company, to participate in such plan and to receive such number of shares or options, in substitution and in place of the Exit Bonus, as would be equivalent to the Base Amount.

2.4 Definitions.     (a) Change of Control shall mean (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Group or the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) the liquidation or dissolution of Group or the Company or the adoption of a plan by the stockholders of Group or the Company relating to the dissolution or liquidation of either Group or the Company; (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for by GSCP II Holdings (AE), LLC or any of its affiliates, of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of Group or the Company; or (iv) the failure of GSCP II Holdings (AE), LLC and its affiliates to own and control, directly or indirectly, at least 50% of the aggregate ordinary voting power of Group;

(b)     Fair Market Value of the Company’s common stock shall mean the value of the Company’s common stock as specified in accordance with any transaction resulting in a Change of Control, or if no specific value is specified in such transaction, the value of the Company’s common stock as reasonably determined by the Board, in either case without control premiums or minority discounts.

(c)     Termination for “Cause” shall mean termination by the Company of the Executive’s employment because the Executive (i) admits to, has been convicted of or has entered into a plea of nolo contendere to a crime punishable by imprisonment for more that one year, (ii) has failed to perform in all material respects (following a written warning specifying such deficiency) the normal and customary duties required of his position of employment, or (iii) has been disloyal to Group, the Company or any of their respective affiliates by assisting transportation competitors of Group, the Company or any of their respective affiliates to the disadvantage of Group, the Company or any of their respective affiliates by a breach of Section 6 or by otherwise actively assisting such competitors to the disadvantage of Group, the Company or any of their respective affiliates.

(d)     Termination Without Cause shall mean any termination by the Company of the Executive’s employment at any time during the Employment Term for any reason other than Cause, death or Permanent Disability.

(e)     Termination by Executive for “Good Reason” shall mean termination by the Executive because of (i) a material reduction in the nature or scope of Executive’s position as Chief Financial Officer or his authorities, powers, duties, or responsibilities in such capacity; or (ii) a material breach by the Company of its affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within fifteen (15) days after notice to Company thereof (which notice shall be signed by Executive and refer to a specific breach of this Agreement).

(f)      Disability shall mean the failure of the Executive because of illness, physical or mental disability or other incapacity, for a period of six consecutive months, or for shorter periods aggregating six months during any twelve-month period, to render the services provided for by this Agreement. The determination of the Executive’s Permanent Disability shall be made by an independent physician who is reasonably acceptable to the Executive and the Company and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

All other terms of your employment contract remain in full force and effect without any change or modification thereto.

Very truly yours,

Atlantic Express Transportation Group Inc.
Atlantic Express Transportation Corp.

	By:	/s/ Peter Frank
Peter Frank

Agreed and accepted:

/s/ Nathan Schlenker
Nathan Schlenker